Exhibit 10.4

[AVANEX LETTERHEAD]

November 22, 2004

Mr. Syrus Madavi

Dear Syrus:

I am very pleased to extend to you this offer of employment to join Avanex (the “Company”), effective November 22, 2004 (the “Effective Date”). The position offered to you is that of Chairman of the Company.

The specifics of this offer are as follows:

Base Salary: As of the Effective Date, you will be paid an annual salary of $180,000 as compensation for your services (the “Base Salary”). The Base Salary will be paid bi-weekly, subject to the usual, required withholding.

Board Membership: At the appropriate annual meetings of the Company’s stockholders, the Company will nominate you for re-election as a member of the Board. Your service as a member of the Board will be subject to any required stockholder approval.

Stock Options: On November 10, 2004, you were granted a stock option to purchase 500,000 shares of our common stock (the “Initial Option”). The terms of the Initial Option shall be set forth in the stock option agreement, dated November 10, 2004, between you and the Company (the “Stock Option Agreement”) including the following: (i) the Initial Option will have a per share exercise price equal to the per share “Fair Market Value” (as defined in our 1998 Stock Plan, the “Plan”) on the date of grant, (ii) the Initial Option will vest as to 1/24th of the covered shares each month following the date of grant, subject to your continuing status as a “Service Provider” (as defined in the Plan) through each vesting date (the “Initial Option Vesting Schedule”), and (iii) the Initial Option will have a maximum ten-year term from the date of the grant. The Initial Option will be exercisable (to the extent vested) by you and/or your spouse, heirs and assignees throughout such ten-year term. The Initial Option is transferable by you to your immediate family members and to trusts for the benefit of such immediate family members so long as such transferee agrees to the limitations set forth in the Stock Option Agreement. The Initial Option and the underlying shares will be covered by an effective registration statement (such as a Form S-8) filed with the Securities and Exchange Commission (to the extent reasonably available to the Company). In all other respects, the Option shall be subject to the terms, definitions and provisions of the Plan and the stock option agreement by and between you and the Company.

Mr. Madavi

November 22, 2004

Benefits: During your employment with the Company, you will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time. The Company shall pay to you an amount equal to the employee contribution portion of any premium payment due for Company sponsored medical, dental or vision care health plans in which you enroll, including a gross-up amount to cover all applicable personal withholding taxes. You shall be responsible for the cost of all other employee contributions (including the amount of any co-payments under the Company’s health plans) that are required under the Company’s employee benefit plans, policies and arrangements.

At-Will Employment: You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with the Company.

Conflict of Interest: You agree that, during the term of your employment with us, you will not engage in any other employment, occupation, consulting or other business activity directly in conflict with the business in which the Company is now involved with or becomes involved with during the term of your employment.

Employment, Confidential Information, and Invention Assignment Agreement: You agree to execute the Company’s Employment, Confidential Information, and Invention Assignment Agreement (the “Confidential Information Agreement”). During the Employment Term, you agree to execute any updated versions of the Company’s standard form of Employment, Confidential Information, and Invention Assignment Agreement (any such updated version also referred to as the “Confidential Information Agreement”) as may be required of substantially all of the Company’s executive officers.

Indemnification Agreement: You will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

Mr. Madavi

November 22, 2004

Arbitration Agreement: As a condition of your employment, you are also required to sign and comply with an Arbitration Agreement. Among other provisions, the Arbitration Agreement provides that in the event of certain disputes or claims relating to or arising out of our employment relationship, you and the Company agree that (i) those disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to have such disputes resolved in court by a judge or jury; (iii) the arbitrator shall have the power to award any remedies available under applicable law, except attorneys’ fees and costs, which can be awarded to the prevailing party only if authorized by statute or contract, (iv) such disputes shall be resolved by a neutral arbitrator, and (v) the Company shall pay for any administrative or hearing fees charged by the arbitrator. Please note that we must receive your signed Arbitration Agreement before your first day of employment.

Reference and Background Checks: The Company reserves the right to conduct reference checks and/or background investigations on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a reference check and/or background investigation, if any.

I-9 Employment Eligibility Verification: For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Governing Law: This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

Severability: If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

General: This letter, along with the other aforementioned employment-related agreements and stock option described above, set forth the terms of your employment with the Company and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. The terms of this letter may only be amended, canceled or discharged in writing signed by an authorized representative of the Company.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to Human Resources. A duplicate original is enclosed for your records.

Mr. Madavi

November 22, 2004

Syrus, it is a pleasure extending this offer to you. We are hopeful that you recognize, as we do, the tremendous opportunity we have ahead of us and we welcome you to the Avanex team.

Sincerely,

AVANEX CORPORATION

By:	/s/ JOE S. MAJOR
Title:	President and CEO

Accepted:	/s/ S.P. MADAVI	Date: Nov. 22 2004
SYRUS MADAVI

Enclosures

Duplicate Offer Letter

Employment, Confidential Information, and Invention Assignment Agreement

Arbitration Agreement

Indemnification Agreement